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Exhibit 10.4

                           SILVER RAMONA MINING, INC.
                               BOARD OF DIRECTORS
                                  STOCK OPTION

         Silver Ramona Mining, Inc., a Delaware corporation maintaining offices and principal place of business in Grand Prairie, Texas ("Company") for and in consideration of the sum of Ten Dollars ($10.00) to it in hand paid by Joe Loyd ("Loyd") and other good and valuable consideration, is GRANTED and by these presents does GRANT unto Loyd the right and option to purchase 100,000 shares of authorized and unissued and common stock of Company ("Shares") subject to the following terms and conditions:

         1. PURPOSE. The Purpose of the Stock Option Plan is to attract and retain outstanding key management personnel and to reward directors of the Company for loyal service and to stimulate an active interest in the development and financial success of the Company.

         2. ADMINISTRATION. This plan shall be administered by an executive compensation committee appointed by the Board of Directors of the Company. The committee shall not consist of less than three members of the Board of Directors.

         3. PURCHASE PRICE. The purchase price for each share of stock issued pursuant to this option is $1.00 per share.

         4. EXERCISE OF OPTIONS. Loyd is provided options by Company pursuant to this Stock Option Agreement as follows:

         30,000 Shares offered and available at the end of the first calendar year of service on the Board;

         35,000 Shares offered and available at the end of the second calendar year of service on the Board; and

         35,000 Shares offered and available at the end of the third calendar year of service on the Board.

         The right to exercise each of the options provided in this Section Four is limited to the time period stated above. The option may be exercised in each prescribed period by the delivery of written notice to Company at the address of its principal office advising of Loyd's intent to exercise the option

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and such notice shall specify the number of shares as to which the option is being exercised. Shares will be issued within seven (7) days after receipt of the notice.

         5. NON-TRANSFERABILITY. An option granted under this plan may not be transferred except by will or the laws of descent and distribution and, during the lifetime of Loyd, it may be governed in accordance with this Option Agreement or with the terms of that Management Agreement of even date herewith.

         6. VIOLATION OF APPLICABLE LAW. This option may not be exercised if the issuance of the Shares covered hereby and anytime would constitute a violation of existing applicable federal or state securities law rule or regulation. Loyd, as a condition to his exercise of the option, shall at the time of each exercise of the option, represent to the Company in form and manner satisfactory to Company and its counsel, that the Shares to which the option is being exercised are being acquired for investment purposes only, and not with a view toward distribution or resale.

         7. TERM. This stock option shall terminate in any event at the expiration of five years from the effective date.

         IN WITNESS WHEREOF, the Company has caused this instrument to be executed on this _____ day of _________________, 20__.

                                        Silver Ramona Mining, Inc.

                                        By:
                                           ------------------------------
                                                 President